Exhibit 99.3

December 13, 2007

VIA FACSIMILE AND REGULAR MAIL

Mr. Matthew J. Diserio

President

Water Asset Management, LLC

425 Park Avenue 27th Floor

New York, New York 10022

Mr. Disque D. Deane, Jr.

Chief Investment Officer

Water Asset Management, LLC

425 Park Avenue 27th Floor

New York, New York 10022

Gentlemen:

I hereby confirm receipt of six copies of your letter, dated December 7, 2007, to Alfred Woods, Chairman of the Board and Interim Chief Executive Officer of Insituform Technologies, Inc., which copies have been distributed to the other six members of the Board of Directors. Please be advised that the issues raised in your letter will be discussed by the Board in January. Following such discussion, we will respond to you regarding the concerns set forth in your letter.

Very truly yours,

INSITUFORM TECHNOLOGIES, INC.

By:	/s/ David F. Morris
David F. Morris
Senior Vice President, General Counsel and
Chief Administrative Officer

cc:	Board of Directors